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                    [Letterhead of Deloitte Touche Tohmatsu]


                                                                    Exhibit 11.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-97162 and 333-07946) of Deswell Industries, Inc. of our report dated June 28, 2002, relating to the consolidated financial statements of Deswell Industries, Inc. and subsidiaries as of March 31, 2002 and for the year ended March 31, 2002 and 2001 (which report expresses an unqualified opinion and includes modifications to the first paragraph concerning the inclusion of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" included in Note 2 to the consolidated financial statements and the revisions to related per share and number of shares information as a result of the three-for-two stock split described in Note 11 to the consolidated financial statements), appearing in the Annual Report on Form 20-F of Deswell Industries, Inc. for the year ended March 31, 2003.

/s/ Deloitte Touche Tohmatsu
Hong Kong
September 15, 2003